Supplement dated February 10, 2004
(To Prospectus Supplement dated January 29,2004
to Prospectus dated November 8, 2002)


                                   1,000,000
                     CORPORATE BACKED TRUST CERTIFICATES,
                       DaimlerChrysler Debenture-Backed
                                 Series 2004-3


The following changes are made to the attached prospectus supplement:

       Paragraph (iv) under the heading "The Swap Agreement--Events of Default and Termination Events" on page S-18 is replaced with the following:

         "(iv) the occurrence of an Underlying Securities Event of Default relating to (x) the payment of interest on the Underlying Securities or the payment of principal of or premium, if any, on the Underlying Securities when due (an "Underlying Securities Payment Default") or (y) a bankruptcy, insolvency or reorganization of the Underlying Securities Issuer (an "Underlying Securities Bankruptcy Default"), in the case of
                  (x) or (y), the Trust is the Defaulting Party;"

       The second sentence of the first paragraph under the heading "Description of the Certificates--Default on Underlying Securities" on page S-22 is replaced with the following:

                  "Unless otherwise instructed by holders of Certificates representing a majority of the Voting Rights, 30 days after giving notice of an Underlying Securities Payment Default or an Underlying Securities Bankruptcy Default, the Trustee will direct the Marketing Agent to sell the Underlying Securities and the Trustee will distribute the proceeds in the manner described under `--Collections and Distributions' above."

       On pages S-4, S-5, S-7, S-9, S-11, S-21 and S-22 of the prospectus supplement, in the references to a liquidation of the Underlying Securities following an Underlying Securities Event of Default, the term "Underlying Securities Event of Default" should be changed to "an Underlying Securities Payment Default or an Underlying Securities Bankruptcy Default."


         This supplement should be read only in conjunction with the prospectus supplement and the prospectus. Capitalized terms used herein and not defined have the meaning assigned to them in the prospectus supplement.